Exhibit (d)(16)

NINTH AMENDMENT TO SCHEDULE A TO THE EXPENSE LIMITATION AGREEMENT

Fund	Share Class	Operating Expense Limit (%)	Termination Date[1]
Emerging Markets Fund	Class A Class C Class I	1.50% 2.25% 1.25%	August 31, 2017
Asia Fund	Class A Class C Class I	1.50% 2.25% 1.25%	August 31, 2017
Emerging Markets Great Consumer Fund	Class A Class C Class I	1.50% 2.25% 1.25%	August 31, 2017
Asia Great Consumer Fund	Class A Class C Class I	1.50% 2.25% 1.25%	August 31, 2017
Global Dynamic Bond Fund	Class A Class C Class I	1.15% 1.90% 0.90%	August 31, 2017
Global Great Consumer Fund	Class A Class C Class I	1.35% 2.10% 1.10%	August 31, 2017
Global Growth Fund	Class A Class C Class I	1.45% 2.20% 1.20%	August 31, 2017

Date: July 21, 2010

Amended: April 5, 2011

Amended: December 19, 2011

Amended: June 18, 2012

Amended: August, 28, 2013

Amended:  June 16, 2014

Amended: June 22, 2015

Amended: September 22, 2015

Amended: June 20, 2016

1   The Expense Limitation Agreement shall continue in effect through August 31, 2017 and for annual periods ending on August 31 thereafter unless terminated pursuant to the Term and Termination provisions set forth in Amendment No. 1to the Expense Limitation Agreement dated December 20, 2010.

IN WITNESS WHEREOF, the parties hereto cause this instrument to be executed as of the last amended date written above.

MIRAE ASSET DISCOVERY FUNDS		MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

By:	/s/ Peter Graham	By:	/s/ Peter Graham
Print Name:	Peter Graham	Print Name:	Peter Graham
Title:	President & Trustee	Title:	Chief Executive Officer

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